Exhibit 10.36

Sales Agreement

Party A: Panshi Hospital

Party B: Changchun Yongxin Dirui Medical Co., Ltd.

This Sales Agreement (the “Agreement”) is entered into by and between Party A and Party B in connection with sales of pharmaceuticals.

I.	General Provisions

1.
Party A agrees to purchase pharmaceuticals from Party B of an amount of at least RMB15 million during the contract year (an estimated amount of RMB1.25 million per month; the monthly purchase amount shall be no less than RMB 1 million).

2.
Party A shall pay for the first month’s purchase amount starting from the 6th month from the beginning of the contract year. Accounts receivable from Party A shall at no time exceed RMB 6 million in total. Accounts receivable in any given month shall not exceed RMB 1.2 million.

II.	Representations of Parties

1.	Party B shall supply drugs to Party A according to the Hospital’s Drug Schedule provided by Party A.

2.	Party B shall guarantee that drugs sold to Party A are genuine and qualified drugs that are in accordance with national standards and applicable laws and regulations.

3.	The sales price of drugs will be further determined through joint agreement between the parties based on the following:
•	Bidding price; or
•	Market price, with a discount applied to drugs that are not subject to bidding

4.	Party A will place one or two orders with Party B per week. Party B shall deliver the ordered products within 3 days after receipt of the order.

5.
Party B shall provide Party B with invoices, inventory checklists and product inspection reports upon delivery of products. If Party B cannot provide the invoice upon delivery, it shall send the invoice to Party A by the end of the month during which the delivery was made.

6.
Party A shall inspect the products immediately upon receipt of delivery and may claim returns for any defective products discovered in the inspection. Party B shall not accept returns if Party A accepts the products after inspection and discovers problems after the products are placed in storage by Party A.

7.	Party A and Party B shall verify the sales books and records before the 10th day of every month and shall correct any errors or discrepancies as soon as possible.

8.	Party A shall claim any return of products within 6 months before the expiration date of such products.

9.
If Party A fails to claim a return within the above mentioned time period, Party B shall help Party A contact the manufacturer in good faith and claim a return, and Party A shall bear any loss in the event that no return is accepted by the manufacturer.

10.
Party A shall notify Party B of any quality related issues for the products. Party B shall contact the supplier or manufacturer of such products and clarify the liabilities of all parties. However, Party A shall be liable for any damages that are resulted from misuse or improper storage of products by Party A.

11.
Party A’s purchase amount shall be no less than the amount set forth in the Agreement. If Party A’s monthly purchase is less than the stipulated amount, the amount of the shortfall shall be rolled over to the next month.

12.	During the five months preceding the expiration date of this Agreement, Party A’s monthly purchase amount shall be no more than the average monthly purchase amount during the contract year.

III.	Rights and Obligations

A.	Rights and Obligations of Party A

1.	Party A has the right to make or amend the Hospital’s Drug Schedule at its own discretion;
2.	Party A has the right to request expedite delivery of products;
3.	Party A has the right to assess the quality of products sold by Party B;
4.	Party A has the obligation to pay on time; and
5.	Party A has the obligation to fulfill the monthly purchase quota.

B.	Rights and Obligations of Party B

1.	Party B has the right to require Party A to pay on time;
2.	Party B has the obligation to guarantee the amount of products supplied;
3.	Party B has the obligation to guarantee the quality of products supplied;
4.	Party B has the obligation to provide satisfactory pre-and-after-sales services; and
5.	Party B has the obligation to prohibit its sales persons from improper advertising.

IV.	Payment

1.	Party A shall start paying for the first month’s purchase from the sixth month from the beginning of the contract year.

2.
If accumulated accounts receivable exceeds the stipulated amount, Party A shall start paying for the outstanding payments according to sequence in which the orders were made giving rise to the receivables.

3.	Payment is due at the earlier of the two times mentioned above.

V.	Breach of Agreement

1.	If either party breaches any term or condition under this Agreement, the non-breaching party shall have the right to terminate this Agreement;

2.
Any dispute arising from the performance of this Agreement shall be resolved through consultation between the parties. If no resolution can be reached through consultation, the parties may submit the dispute to a court of law at the location of Party B.

3.
If Party A fails to fulfill the purchase quota for two consecutive months, or Party A fails to pay an amount due for more than 20 days, it shall be deemed a breach of this Agreement by Party A. Under this circumstance, Party B has the right to immediately terminate the Agreement by written notice.

4.
If any terms or conditions under this Agreement disagree with or conflict with any Medical Reform Policies issued by the government, this Agreement shall terminate. Under such circumstance, the parties agree to consult with one another in order to resume business in a manner that conforms with the government’s policies.

5.	If Party A fails to make payment on time, Party B has the right to charge a late fee equivalent to 5‰ of the overdue amount per day.

VI.	The parties may enter into supplemental agreement for any unsettled matters under this Agreement. The supplement agreement, if any, shall have the same legal effect as this Agreement.

VII.	This Agreement is effective for 3 years, from July 2009 to July 2012.

VIII.
This Agreement shall be executed in three duplicate originals. Party A shall hold one duplicate original; Party B shall hold two duplicate originals. Each duplicate original shall have the same legal effect.

IX.	This Agreement shall become effective upon execution of both parties.

Party A:	/s/ [name of signing representative]
Panshi Hospital (corporate seal)

Party B:	/s/ Yongxin Liu
Changchun Yongxin Dirui Medical Co., Ltd. (corporate seal)

Dated: July 2009